EXHIBIT 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: July 17, 2012

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Closing of Heartland Bancshares Merger
and
New Deposit and Loan Production Office Established in Indianapolis to Complement Merger

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced it has closed its acquisition of Heartland Bancshares, Inc. (OTCBB: HRTB) and Horizon Bank N.A.’s acquisition of Heartland Community Bank, through mergers effective July 17, 2012. As previously announced, the banks will operate under a single Horizon Bank, N.A. charter, and Heartland’s locations will operate in Central Indiana as “Heartland Community Bank, a Horizon Bank, N.A. company.”  Heartland serves Central Indiana, south of Indianapolis, and has the No. 1 deposit market share in Johnson County according to the most recently published information by the Federal Deposit Insurance Corporation.

“We are thrilled to have completed this merger, and we were all pleased with the cooperation and teamwork demonstrated throughout the transaction process. We are confident the integration process will be as smooth and rapid,” said Craig M. Dwight, Horizon’s Chief Executive Officer.  “Central Indiana represents an attractive, growth-oriented market for us,” said Dwight.  “This merger provides a strong foothold in Central Indiana and further establishes Horizon’s position as an Indiana-focused financial institution.  We also believe the two banks’ philosophies of exceptional customer service and commitment to community banking will result in a strong combined corporate culture that will continue to serve us well for years to come.”

Heartland’s co-founders, Steve Bechman and Jeffrey Goben will continue to provide their expertise as key managers of the Central Indiana banking operation. Steven W. Reed, a Heartland board member and partner with the Indianapolis-based public accounting firm BGBC Partners, LLP, has joined Horizon Bank’s board of directors. Consistent with Horizon’s practice of establishing local advisory boards, Bechman will appoint a local advisory board for Heartland’s market.

Dwight explained that the Heartland merger gives Horizon, based in Northwest Indiana, a significant physical presence in Central Indiana, and the opportunity to continue to expand throughout the northern half of Indiana. Heartland’s branch locations are located south of

Indianapolis along the important I-65 corridor. To complement the new market presence, Horizon opened a new deposit and loan production office in Indianapolis in July 2012, its first presence in the Indiana capital and business hub.

“We believe this merger opens many doors to serving business and consumer banking needs throughout Indiana, with both a new physical presence and additional expertise provided by Heartland’s executives and employees,” explained Dwight.

Under the final terms of the acquisition, the exchange ratio was 0.54 shares of Horizon’s common stock for each share of Heartland common stock outstanding. Heartland shares outstanding at the closing were 1,442,449 and total shares of HBNC common stock issued to Heartland shareholders totaled 778,922. Horizon’s stock price was $25.25 per share at the close of business on July 17, 2012.  Based upon these numbers, the total value of the consideration for the acquisition was $19,667,792.

 As of March 31, 2012, Heartland Community Bank reported total assets of approximately $238.1 million, total deposits of approximately $211.2 million and total loans of approximately $134.9 million.

Dwight added, “Horizon anticipates the acquisition will be accretive to earnings per share after transaction costs. By consolidating back-office capabilities, Horizon anticipates a 25% annual operating cost savings compared with Heartland’s current operations.” Dwight also indicated that Horizon has a successful track record of integrating acquired companies, such as American Trust & Savings Bank (acquired in 2010) and Alliance Financial Corporation (acquired in 2005), and believes they will be equally successful in integrating the Heartland operations into Horizon’s.

Dwight concluded: “This merger is consistent with Horizon’s philosophy of acquiring banks that have corporate cultures and core values similar to Horizon’s and a commitment to serving their local communities. We anticipate that retaining the Heartland name will enable us to capitalize on the visibility and goodwill Heartland has built since opening its doors in 1997. We are thrilled to welcome Heartland’s employees and customers.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern and Central Indiana and Southwest Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

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